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EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the heading “Independent Auditors” in the Registration Statement (Form S-3) and related prospectus of inSilicon Corporation for the registration of 828,035 shares of its common stock and to the incorporation by reference therein of our report dated October 16, 2001, with respect to the consolidated financial statements of inSilicon Corporation included in its Annual Report (Form 10-K) for the fiscal year ended September 30, 2001, filed with the Securities and Exchange Commission.

/s/	ERNST & YOUNG, LLP

San Jose, California
February 6, 2002